Exhibit 10.10

PURCHASE AND SALE AGREEMENT

(The Parke — San Antonio, Texas)

PURCHASE AND SALE AGREEMENT (“Agreement”) made this 6th day of September, 2011 (“Effective Date”) between HEB GROCERY COMPANY, LP, a Texas limited partnership, successor by merger to H.E. Butt Grocery Company, having an address at 646 South Main Avenue, San Antonio, Texas 78204 (“Seller”), and SERIES C, LLC, an Arizona limited liability company, having an address at c/o Cole Real Estate Investments, 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016 (Series C, LLC or its permitted assignee pursuant to Section 18.7 below is hereinafter referred to as “Purchaser”).

W I T N E S S E T H:

RECITALS

A. Seller owns a shopping center (“Center”) known as The Parke, located in the City of San Antonio, County of Bexar, State of Texas. The land (“Land”) on which the Center is located is more particularly described on Exhibit “A” attached hereto and incorporated herein by this reference and the Center is outlined in green on the Exhibit “A-1” attached hereto and incorporated herein by this reference (such Land and such Center and Seller’s right, title and interest in and to all improvements located on such Land are herein referred to as the “Property”).

B. Seller desires to sell and Purchaser desires to acquire the Property on the terms and provisions hereinbelow set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Agreement of Purchase and Sale. Seller hereby agrees to sell and convey and Purchaser agrees to purchase on such terms and conditions as are hereinafter set forth, all of the following:

1.1 Fee simple title in and to the Property, together with all covenants, easements, rights-of-way, rights, privileges and other tenements, appurtenances and hereditaments appertaining thereto, including, without limitation, all of Seller’s right, title and interest (if any) in and to (a) any strips or gores adjoining or adjacent to the Land, (b) the streets and roads adjoining or adjacent to the Land to the center line thereof, (c) all mineral, water and irrigation rights, if any, running with or otherwise pertaining to the Land, and (d) any award made or to be made or settlement in lieu thereof for the Property by reason of condemnation, eminent domain or exercise of police power;

1.2 All of Seller’s right, title and interest, if any, in and to all apparatus, fittings and fixtures in or on the Property or which are attached thereto (“Fixtures”);

1.3 All of Seller’s right, title and interest, if any, in and to any equipment, machinery and personal property located in or on the Property (“Personal Property”);

1.4 All of Seller’s right, title and interest in and to the trademark, service mark, trade name and name “The Parke” (“Intangibles”);

1.5 The interest of Seller, as landlord, in all leasehold estates created by those certain leases, tenancies and rental agreements and all amendments thereto and all guaranties thereof that are described in the Schedule of Leases attached hereto as Schedule “1.5” (sometimes hereinafter referred to as the “Lease Schedule”) together with additional leases, tenancies and rental agreements entered into by Seller in accordance with the terms of this Agreement (herein collectively referred to as the “Leases;” and the tenants under the Leases are herein, collectively, referred to as the “Tenants”);

1.6 All of Seller’s right, title and interest, if any, in and to all warranties and guaranties, if any, relating to the Property (collectively, the “Warranties”);

1.7 All of Seller’s right, title and interest, if any, in and to all consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality (collectively, “Governmental Authority”) relating to the Property (collectively, the “Approvals”);

1.8 All of Seller’s right, title and interest in and to all construction, operating and reciprocal easement agreements affecting the Property (the “REAs”), including without limitation any rights as a declarant, operator, approving party or like authority thereunder. A schedule of all REAs in existence on the Effective Date is attached hereto as Schedule “1.8”;

1.9 All of Seller’s right, title and interest in and to all existing construction contracts, subcontracts, architecture and engineering agreements, and similar agreements relating to the design, development and construction of the Property, if any (“Development Materials”);

1.10 All of Seller’s right, title and interest, if any, in and to all other written agreements which affect the Property (“Contracts”) including, without limitation, personal property leases and contracts, other than the Leases and Permitted Exceptions (as hereinafter defined), and other than the Contracts which Purchaser elects during the Inspection Period (as hereinafter defined) not to assume. A schedule of all Contracts in existence on the Effective Date is attached hereto as Schedule “1.10”; and

1.11 All of Seller’s right, title and interest, if any, in and to all plans and specifications and other architectural and engineering drawings for the Property, but only to the extent such items are assignable in accordance with the terms of any agreement between Seller and the architect or engineer, and with Seller having no obligation to pay any charge that may be incurred in assigning any such Plans to Purchaser (the “Plans”).

It is intended that Seller shall transfer to Purchaser all of Seller’s interest of every kind or nature in the Property, the Fixtures, the Leases, the Personal Property, the Intangibles, the Warranties, the Approvals, the REAs, the Development Materials, the Contracts, the Plans and all other interests of Seller in and to the Property (the Property, the Fixtures, the Leases, the Personal Property, the Intangibles, the Warranties, the Approvals, the REAs, the Development Materials, the Contracts, the Plans and all other interests of Seller in and to the Property are herein collectively referred to as the “Project”).

Section 2. The Purchase Price. The purchase price (the “Purchase Price”) for the Project is $7,250,000.00 to be paid as follows:

2.1 $150,000.00 (such amount, together with the Extension Deposit (as hereinafter defined), if made, and any interest earned on such amount(s), the “Deposit”) shall be paid by Purchaser to First American Title National Commercial Services, The Esplanade Commercial Center, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (“Escrow Agent” or “Title Company”) within five (5) business days after the Effective Date. The Deposit shall be held in escrow by the Escrow Agent to be disbursed as provided in the Earnest Money Escrow Agreement, the form of which is attached hereto as Exhibit “B” (the “Earnest Money Escrow Agreement”). The parties shall execute the Earnest Money Escrow Agreement contemporaneously with the execution of this Agreement. If the purchase and sale of the Project is consummated in accordance with the terms and provisions of this Agreement, then the Deposit shall be applied fully to the Purchase Price at Closing and transferred to an account or accounts designated in writing by Seller. If Purchaser terminates this Agreement in accordance with Section 3.3, the Deposit shall be returned to Purchaser. In all other events, the Deposit shall be disposed of by the Title Company as provided in the Earnest Money Escrow Agreement.

2.2 The balance of the Purchase Price after deducting the Deposit shall be paid at Closing, plus or minus prorations and adjustments to be made pursuant to this Agreement, in good immediately available United States funds by wire transfer to a bank account or accounts to be designated in writing by the Title Company prior to the Closing for transfer to an account or accounts designated in writing by Seller.

Notwithstanding anything in this Agreement to the contrary, a portion of the Deposit in the amount of $100.00 shall be non-refundable and shall be distributed to Seller at Closing or other termination of this Agreement as full payment and independent consideration for Seller’s performance under this Agreement and for the rights granted to Purchaser hereunder. Such $100.00 independent consideration shall be deducted from any refund or delivery of the Deposit to Purchaser pursuant to this Agreement and shall simultaneously be distributed to Seller.

Section 3. Inspection Period.

3.1 Purchaser will have until the date that is thirty (30) days after the Effective Date (the “Inspection Period”), to perform physical inspections and other due diligence and to decide, in Purchaser’s sole discretion, whether the Project is satisfactory. Seller has delivered to Purchaser copies of the materials that are described on Exhibit “E” hereto, which are all of the materials in Seller’s possession related to the ownership and operation of the Property that are relevant and material to Purchaser’s inspections of the Property and its future operation (the “Property Information”). Seller shall have an ongoing obligation during the pendency of this Agreement to provide Purchaser with any type of document or instrument of which Seller becomes aware or which is created or modified after the Effective Date that Seller would have included with the materials on Exhibit “E” had it been available prior to the Effective Date. All due diligence costs including, without limitation, all costs of building and site inspections, engineering, environmental and/or other reports or inspections undertaken by Purchaser, shall be paid for by Purchaser.

3.2 During the Inspection Period, Seller, upon notice, will provide Purchaser or its designated representatives access to the Property at reasonable times to conduct, at Purchaser’s sole cost and expense, its due diligence with respect to the Project; provided that, (i) such access shall be coordinated with a representative of Seller and, at Seller’s election, may be accompanied by a representative of Seller, (ii) any entry into any Tenant’s space shall be subject to the terms of such Tenant’s Lease, (iii) Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for costs, expenses, losses, damages and/or liabilities (collectively “Claims”) asserted against Seller arising from Purchaser’s due diligence activities on or about the Property, excluding from the foregoing indemnity any Claims relating to pre-existing conditions and/or the gross negligence or willful misconduct of Seller or any of Seller’s agents or representatives, (iv) Purchaser shall promptly repair any damage resulting from any such activities and restore the Property to its condition prior to such activities, (v) Purchaser shall fully comply with all applicable laws, ordinances, rules and regulations (collectively, the “Legal Requirements”), (vi) Purchaser shall not permit any inspections, investigations or other due diligence activities to result in any liens, judgments or other encumbrances being filed against the Property and shall, at its sole cost and expense, as promptly as possible but in no event more than ninety (90) days, discharge of record any such liens or encumbrances that are so filed or recorded, (vii) Purchaser shall not permit any borings, drillings or samplings to be done on or at the Property without the prior written consent of Seller which may be withheld in Seller’s sole discretion, (viii) Purchaser or its agents will carry not less than Two Million Dollars ($2,000,000.00) commercial general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations under this Agreement and will provide Seller with written evidence of same, and (ix) this Agreement is canceled for any reason, except Seller’s willful default hereunder, upon Seller’s written request and payment by Seller to Purchaser of one-half of Purchaser’s reasonable and actual cost thereof, Purchaser provides Seller with a copy of any inspection report. Purchaser’s obligations and liabilities under this Section shall survive the Closing or earlier termination of this Agreement.

3.3 On or before the expiration of the Inspection Period, Purchaser will have the right in its sole and absolute discretion to terminate this Agreement by giving written notice of termination to Seller. In the event Purchaser exercises its right to terminate this Agreement pursuant to this Section 3.3, (a) Purchaser shall receive a full return of the Deposit, (b) except for obligations that this Agreement expressly states survive termination, neither party shall have any further rights against the other hereunder, and (c) Purchaser shall promptly return to Seller all due diligence materials that Seller may have delivered to Purchaser pursuant to this Section 3. Unless Purchaser so notifies Seller, in writing, on or before the end of the Inspection Period of Purchaser’s satisfaction with the Property and waiver of the contingencies as set forth in this Section 3, Purchaser shall be deemed to have terminated this Agreement.

Section 4. Title

4.1 Purchaser shall accept good and indefeasible fee simple title to the Property subject only to the Permitted Exceptions (hereinafter defined in Section 4.1.1), the “AS-IS” provisions in Section 6 (which are referenced in the Deed), and the Grocery Restriction.

4.1.1 Purchaser will promptly order, if it has not previously done so, a title insurance commitment (“Title Commitment”) to be issued by the Title Company and an ALTA/ACSM “as-built” survey of the Property certified to the Title Company, Purchaser, Seller and (if applicable) Purchaser’s lender (“Survey”). Purchaser will cause copies of the Title Commitment, all documents of record which are listed as exceptions in the Title Commitment and the Survey (collectively, the “Title Materials”) to be delivered to Seller. Before the later of ten (10) days after Purchaser’s receipt of all of the Title Materials, or (ii) twenty (20) days after the Effective Date (the “Title Review Period”), Purchaser shall furnish Seller with a written statement of objections, if any, to title to the Property (“Objections”). If an update or endorsement to the Title Commitment delivered to Purchaser or a revision to the Survey (“Title/Survey Update”) discloses a title or Survey matter that was not disclosed in the Title Commitment, on the Survey or in a previous Title/Survey Update, Purchaser may deliver to Seller, within three (3) business days following Purchaser’s receipt of the Title/Survey Update (“Title/Survey Update Review Period”) a written Objection to such defect first disclosed on the Title/Survey Update accompanied by a copy of the Title/Survey Update. Purchaser shall be deemed to have agreed to accept title subject to all matters reflected in the Title Commitment and any Title/Survey Update and to the state of facts shown on the Survey, other than Objections that have been timely given, and provided that in no event shall Purchaser be deemed to have agreed to accept title subject to (i) monetary liens, encumbrances or security interests against Seller and/or the Property, (ii) encumbrances that have been voluntarily placed against the Property by Seller after the Effective Date without Purchaser’s prior written consent and that will not otherwise be satisfied on or before the Closing or (iii) exceptions that can be removed from the Title Commitment by Seller’s delivery of a customary owner’s title affidavit (the foregoing subsections (i), (ii), and (iii) are hereinafter collectively referred to as the “Seller’s Required Removal Items”). All title matters and exceptions set forth in the Title Commitment and any Title/Survey Update and the state of facts shown on the Survey which are not Objections, or which are thereafter deemed to be accepted or waived by Purchaser as hereinafter provided, other than the Seller’s Required Removal Items, are hereafter referred to as the “Permitted Exceptions”.

4.1.2 If Purchaser notifies Seller within the Title Review Period or the Title/Survey Update Review Period, as applicable, of Objections, then within three (3) business days after Seller’s receipt of Purchaser’s notice, Seller shall notify Purchaser in writing (“Seller’s Title Response Notice”) of the Objections which Seller agrees to satisfy at or prior to the Closing, at Seller’s sole cost and expense, and of the Objections that Seller cannot or will not satisfy. Failure by Seller to respond to Purchaser by the expiration of said three (3) business day response period shall be deemed as Seller’s election not to cure the Objections raised by Purchaser. Notwithstanding the foregoing, Seller shall, in any event, be obligated to satisfy Seller’s Required Removal Items. If Seller chooses not to satisfy all or any of the Objections that Seller is not obligated to satisfy, Seller shall notify Purchaser thereof within the allowed three (3) business day period, then Purchaser shall have the option to be exercised within five (5) business days following Purchaser’s receipt of the Seller’s Title Response Notice of either (i) terminating this Agreement by giving written notice of termination to Seller, whereupon the rights of the parties shall be as set forth in Section 3.3 hereof or (ii) electing to consummate the purchase of the Project, in which case Purchaser shall be deemed to have waived such Objections and such Objections shall become “Permitted Exceptions” for all purposes hereunder. Failure by Purchaser to respond to Seller by the expiration of said five (5) business day response period shall be deemed its election to waive the applicable Objection(s), which shall become “Permitted Exceptions”. If, at or prior to the Closing, Seller is unable or unwilling to satisfy any Objections that Seller has agreed to satisfy in Seller’s Title Response Notice, Purchaser shall have the sole and exclusive option, at Purchaser’s sole discretion, Purchaser waiving all other rights or remedies, to either (i) adjourn the Closing Date for up to seven (7) days to allow Seller additional time to satisfy such Objections, (ii) terminate this Agreement by giving written notice of termination to Seller, whereupon the rights of the parties shall be as set forth in Section 3.3 hereof and Seller shall be obligated to reimburse Purchaser for the actual out-of-pocket costs and expenses incurred by Purchaser in connection with its investigation of the Property and the transactions contemplated by this Agreement from and after the date that Seller first agreed to satisfy the Objections, or (iii) close this transaction in accordance with the terms and provisions hereof and accepting title in its then existing condition with all matters set forth in the Title Commitment or on the Survey (other than Seller’s Required Removal Items and Objections that Seller has cured) being deemed to be Permitted Exceptions.

4.1.3 It is a condition to Purchaser’s obligation to close that the Title Company shall issue to Purchaser an Owner’s Policy of Title Insurance in the then-current form promulgated by the Texas Insurance Commission (“Title Policy”) in the amount of the Purchase Price, insuring that Purchaser has good and indefeasible fee simple title to the Property, subject only to (i) the Permitted Exceptions, (ii) the terms of any of the closing documents, (iii) the printed statutory exceptions promulgated by the Texas Insurance Commission, and (iv) taxes, assessments, and municipal charges for the current year and subsequent years, and containing the T-19.1 Comprehensive Owner’s Endorsement, the T-23 Access Endorsement, the “Shortages in Area” modification, the Arbitration Deletion Endorsement, to the extent the Project is made up of more than one tract of land, a T-25 Contiguity Endorsement, and, to the extent insured appurtenant easement rights are part of the Project, a T-25.1 Contiguity Endorsement.

Section 5. Closing Date. Provided that all of the conditions to Purchaser’s obligation to close shall be satisfied, the sale contemplated by this Agreement shall be consummated and closed through an escrow arrangement with the Title Company on the date that is thirty (30) days following the expiration of the Inspection Period or such earlier or later date as the parties may mutually agree upon in writing (“Closing Date”). The terms and conditions of such escrow arrangement shall be consistent with the terms of this Agreement and shall otherwise be reasonably acceptable to Seller, Purchaser and the Title Company. The consummation and the closing of the purchase and sale of the Project as contemplated by this Agreement are herein referred to as the “Closing”.

Notwithstanding the foregoing, Purchaser shall have the right to extend the Closing Date to a date that is thirty (30) days after the originally scheduled Closing Date by delivering written notice to Seller no later than five (5) business days prior to the previously-scheduled Closing Date and by depositing an additional earnest money deposit of $75,000.00 (the “Extension Deposit”) with Title Company on or prior to the previously-scheduled Closing Date.

Section 6. “AS IS”; GROCERY RESTRICTION.

6.1 This Agreement and the Exhibits and Schedules attached hereto contain all the terms of the agreement entered into between the parties, and Purchaser acknowledges that neither Seller nor any representatives of Seller has made any representations or held out any inducements to Purchaser, other than those herein expressed. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties of Seller other than as expressly set forth herein, in either case express or implied, as to (i) the current or future real estate tax liability, assessment or valuation of the Property; (ii) the potential qualification of the Property for any and all benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated; (iii) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Property from any source, including but not limited to, state, city, or federal government or any institutional lender; (iv) the nature and condition of the Property, including but not by way of limitation, the water, soil, geology and the suitability thereof, and of the Property, for any and all activities and uses which Purchaser may elect to conduct thereon, income to be derived therefrom or expenses to be incurred with respect thereto and any obligations or any other matter or thing relating to or affecting the same; (v) the manner of construction and condition and state of repair or lack of repair of any improvements located thereon; (vi) the nature and extent of any easement, right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise, or (vii) the nature and extent of any easement, right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise, or (viii) compliance with any applicable law, rule or regulation, building code, zoning code and Environmental Law (defined in Section 8.1.17).

EXCEPT FOR THE SELLER REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR IN ANY OF THE DOCUMENTS DELIVERED AT CLOSING, SELLER HAS NOT MADE AND DOES NOT MAKE, ANY REPRESENTATIONS, WARRANTIES OR COVENANTS OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY OR CONDITION OF THE PROPERTY, THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, COMPLIANCE BY THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SPECIFICALLY, EXCEPT FOR THE SELLER REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR IN ANY OF THE DOCUMENTS DELIVERED AT CLOSING, SELLER DOES NOT MAKE ANY REPRESENTATIONS REGARDING HAZARDOUS WASTE, AS DEFINED BY THE LAWS OF THE STATE OF TEXAS AND ANY REGULATIONS ADOPTED PURSUANT THERETO OR THE U. S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OF ANY HAZARDOUS WASTE OR ANY OTHER HAZARDOUS OR TOXIC SUBSTANCES IN OR ON THE PROPERTY. Except for any claims Purchaser may have for a breach by Seller of any of the Seller Representations and Warranties set forth herein or in any of the documents delivered at Closing, Purchaser agrees to accept the Property at Closing with the Property being in its present AS IS condition WITH ALL FAULTS.

PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER IS EXPERIENCED IN THE OWNERSHIP, DEVELOPMENT AND/OR OPERATION OF PROPERTIES SIMILAR TO THE PROPERTY AND THAT PURCHASER PRIOR TO THE CLOSING WILL HAVE INSPECTED THE PROPERTY TO ITS SATISFACTION AND IS QUALIFIED TO MAKE SUCH INSPECTION. PURCHASER ACKNOWLEDGES THAT IT IS FULLY RELYING ON PURCHASER’S (OR PURCHASER’S REPRESENTATIVES’) INSPECTIONS OF THE PROPERTY AND EXCEPT FOR THE SELLER REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR IN ANY OF THE DOCUMENTS DELIVERED AT CLOSING, NOT UPON ANY STATEMENT (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLER OR ANY OF ITS REPRESENTATIVES. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS (OR PURCHASER’S REPRESENTATIVES HAVE), OR PRIOR TO THE CLOSING WILL HAVE, THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE CONDITION OF THE PROPERTY AND ALL OTHER ASPECTS OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION OF THE PROPERTY); AND, EXCEPT FOR THE SELLER REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR IN ANY OF THE DOCUMENTS DELIVERED AT CLOSING, PURCHASER ACKNOWLEDGES THAT PURCHASER IS RELYING SOLELY UPON ITS OWN (OR ITS REPRESENTATIVES’) INSPECTION, EXAMINATION AND EVALUATION OF THE PROPERTY. PURCHASER HEREBY EXPRESSLY ASSUMES ALL RISKS, LIABILITIES, CLAIMS, DAMAGES AND COSTS (AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES) RESULTING OR ARISING FROM OR RELATED TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION OF THE PROPERTY ATTRIBUTABLE TO THE PERIOD FROM AND AFTER THE DATE OF CLOSING EXCEPT ANY CLAIM THAT PURCHASER MAY HAVE ARISING FROM A BREACH OF ANY OF THE SELLER REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR IN ANY OF THE DOCUMENTS DELIVERED AT CLOSING. PURCHASER EXPRESSLY WAIVES (TO THE EXTENT ALLOWED BY APPLICABLE LAW) ANY CLAIMS UNDER FEDERAL, STATE OR OTHER LAW THAT PURCHASER MIGHT OTHERWISE HAVE AGAINST SELLER RELATING TO THE USE, CHARACTERISTICS OR CONDITION OF THE PROPERTY EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THIS CONTRACT AND EXCEPT ANY CLAIM THAT PURCHASER MAY HAVE ARISING FROM A BREACH OF ANY OF THE SELLER REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR IN ANY OF THE DOCUMENTS DELIVERED AT CLOSING. REPAIRS PAID FOR BY SELLER PURSUANT TO THIS CONTRACT, IF ANY, SHALL BE DONE WITHOUT ANY WARRANTY OR REPRESENTATION BY SELLER, AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION OF ANY KIND WHATSOEVER IN CONNECTION WITH SUCH REPAIRS. The Deed shall contain a reference to the provisions of this Section 6.1, as reflected in Exhibit “F”.

Nothing in this Section 6.1 shall be deemed to limit (i) Seller’s liability as expressly provided in this Agreement with respect to Seller’s representations, warranties, covenants and indemnities that survive the Closing or (ii) Seller’s liability under the documents executed and delivered by Seller at the Closing.

6.2 The Property shall be conveyed at Closing subject to the following grocery restriction (the “Grocery Restriction”), which shall be included in the deed:

“The Property shall not be used directly or indirectly for the conduct of a food store or food department or for the storage, display, or sale of food, edible groceries, pet food, pharmaceutical products, health and beauty products, vitamins, herbs, nutritional supplements, bakery and deli products, frozen foods, produce, meat, seafood, dairy items, wine, malt, alcoholic or nonalcoholic beverages, greeting cards, gift wrapping supplies, party products, or gasoline (this provision being referred to herein as the “Restriction” and the foregoing items being collectively referred to herein as the “Restricted Items”); provided, however that the Restriction shall not apply to the following:

(i) the sale in connection with the operation of a restaurant (including ice cream, yogurt, or smoothie shops) of prepared food and/or non-alcoholic beverages for on-premises and/or off-premises consumption and the sale of alcoholic beverages for on-premises consumption; provided that such restaurant is not operated in connection with any other use or operation of the Property that violates the Restriction, and further provided that the operation of a meals-to-go business such as that currently operated as “Eatzi’s”, “Luby’s Meals-to-Go” and “Dean and Deluca’s” shall not be permitted;

(ii) one liquor store, provided that (a) the total floor area of such store does not exceed 3,000 square feet, (b) the sale of wine is limited to the lesser of 25% of the total floor area of the store or 750 square feet, and (c) no more than 500 square feet of the floor space within such liquor store is used directly or indirectly for the sale to the public in general food or edible groceries;

(iii) one card or stationery store, provided the total floor area of such store does not exceed 4,000 square feet;

(iv) one party supply store, provided that the total floor area of such store does not exceed 1,500 square feet;

(v) one non-discount vitamin, herbal or nutritional supplement store, provided the total floor area of such store does not exceed 2,000 square feet;

(vi) one coffee or tea shop, provided the total floor area of such store does not exceed 1,800 square feet;

(vii) two baked goods (i.e., donuts, kolaches, bread and/or sandwiches) store, provided the total floor area of such store does not exceed 4,000 square feet in the aggregate;

(viii) one beauty supply store, provided that the total floor area of such store does not exceed 4,000 square feet;

(ix) one weight loss store, provided that the total floor area of such store does not exceed 2,000 square feet, or

(xi) the incidental sale of Restricted Items by a store whose principal business is not a food store, in which such store the total area devoted to Restricted Items shall not exceed the lesser of five percent (5%) of the total floor area of such store or five hundred (500) square feet.

Notwithstanding the foregoing, in the event Grantor ceases operation of a grocery store or supermarket within two (2) miles of the Property for a period of nine (9) months or more, and such closure is not due to repairs, remodeling, or rebuilding, none of the foregoing shall apply and, instead, the only restriction upon the Property shall be the Limited Restriction, as defined below.

The Limited Restriction shall be defined as follows: The Property shall not be used directly or indirectly for the conduct of a food store or food department or for the storage, display, or sale of food, edible groceries, or pharmaceutical products, provided, however, the incidental sale of products restricted under the Limited Restriction by a store whose principal business is not a food store shall be permissible. As used in the foregoing sentence only, “incidental sale” means the total area devoted to such items shall not exceed the lesser of: ten percent (10%) of the total floor area of such store or one thousand (1,000) square feet.

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Further, notwithstanding the foregoing, for so long as Kohl’s Texas, L.P., or any affiliate thereof shall remain the occupant of the building on the Property, with respect to that store, (i) the limitations or restrictions on the sale of health and beauty products shall not apply, and (ii) there shall be no limitations or restrictions on the sale of candy, cookies, gum, nuts, dietetic foods, ice cream, popcorn, soft drinks, non-alcoholic beverages and other items of food (except fresh meat, poultry, seafood and produce), provided that the display area for such items shall not exceed 1,000 square feet and the sale of such items shall not be conducted in the form of a of the operation of a food store, but rather shall be incidental to the operation of a Kohl’s department store in a manner consistent with the majority of its other stores in the State of Texas.

The Restriction shall be for the benefit of and enforceable by Grantor and its respective successors, assigns and affiliates, and shall run with the land and be binding upon Grantee and Grantee’s successors, assigns and tenants for a period of fifty-five (55) years from the date of this Deed; provided, however, that the Restriction shall not apply to Grantor or an affiliated entity of Grantor in the event Grantor or an affiliated entity of Grantor shall ever become the owner or tenant of the property, and further provided, that in the event Grantor ceases to actively operate one or more grocery stores or supermarkets within the greater San Antonio market for a continuous period of six (6) months, this Restriction shall terminate and be of no further force or effect. In such case, although the termination described herein shall be self-operative, Grantor shall deliver to Grantee a fully executed and notarized termination thereof, in recordable form, upon Grantee’s written request therefor.”

The provisions of this Section 6 shall survive the Closing and conveyance of title to the Property.

Section 7. Satisfaction of Liens. If at the Closing there are any liens on the Property which Seller is obligated to pay and discharge, Seller shall have the right to instruct the Title Company to use any cash portion of the Purchase Price to satisfy the same. Provided that Seller shall have delivered to the Title Company at or before the Closing acceptable pay-off letters from any lien holders verifying the amounts to be paid at Closing to satisfy and release such liens of record and Seller authorizes the Title Company to use the Purchase Price (or a portion thereof) to pay such liens, such that the Title Company will issue at Closing the Title Policy without exception thereto, then the mere existence of any such liens to be satisfied and released out of the Purchase Price shall not be deemed unsatisfied Objections to title.

Section 8. Representations, Warranties and Covenants.

8.1 Seller hereby represents, warrants and covenants for the sole, exclusive and limited benefit of Purchaser as of the Effective Date and as of the Closing as follows:

8.1.1 Seller is a Texas limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and is entitled to and has all requisite power and authority to own and operate its assets as they are presently owned and operated, to enter into this Agreement and to carry out the transactions contemplated hereby.

8.1.2 The execution of this Agreement by Seller, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Seller, have been or will be duly authorized by all requisite action on the part of Seller and this Agreement has been and all documents to be delivered by Seller pursuant to this Agreement, will be, duly executed and delivered by Seller and is or will be, as the case may be, binding upon and enforceable against Seller in accordance with their respective terms.

8.1.3 Neither the execution of this Agreement nor the carrying out of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Seller was organized and/or operates, or any applicable law, rule or regulation of any Governmental Authority, or of any instrument or agreement to which Seller is a party, nor will it result in the creation or imposition of any lien on the Project nor will it result in the termination or the right to terminate any agreement to which Seller is a party or which affects the Project and no consent or approval of any third party is required for the execution of this Agreement by Seller or the carrying out by Seller of the transactions contemplated herein.

8.1.4 Intentionally Omitted.

8.1.5 Attached hereto as Schedule “1.5” is the Lease Schedule which identifies all Tenant Leases in effect at the Project and contains a rent roll, aged receivables report and list of Tenant security deposits. There are no Leases or other tenancies for any space in the Property other than those set forth on the Lease Schedule. Seller has delivered (or will promptly deliver after request by Purchaser to the extent in Seller’s possession or control), true, correct, complete and legible copies of each Lease (including all guarantees, amendments, letter agreements, addenda and/or assignments thereof) and subleases, if any, and any other agreements between Seller (or any affiliate of Seller) and a Tenant (or any affiliate of Tenant) described in the Lease Schedule.

Except as expressly set forth on the Lease Schedule:

(A) no Tenant has made any written claim or, to Seller’s knowledge, has any other claim, whether or not in writing: (i) that Seller has defaulted in performing any of its obligations under any of the Leases which has not heretofore been cured, (ii) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default, (iii) that such Tenant is entitled to any reduction in, refund of, or counterclaim, offset, allowance, credit, rebate, concession or deduction against, or is otherwise disputing, any rents or other charges paid, payable or to become payable by such Tenant, including but not limited to CAM and other similar charges, or (iv) that such Tenant is entitled to cancel its Lease or to be relieved of its operating covenants thereunder. No Tenant has given Seller any written notice of its intention to terminate its Lease or requesting a reduction or abatement of rent or requesting consent to assign or terminate its Lease;

(B) all of the Leases are valid and are in full force and effect in accordance with their terms, and there is no default by the landlord or by any Tenant thereunder including, without limitation, default by a Tenant in the payment of rent, additional rent or other charges due and payable under the Leases. Seller has not sent a notice of termination with respect to any of the Leases;

(C) the Leases have not been modified, amended or supplemented and there are no other agreements or commitments (oral or written) between Seller and any of the Tenants;

(D) (i) no construction, alteration, decoration or other work remains to be performed under any Lease by the landlord thereunder and (ii) all construction allowances or other sums to be paid to any Tenants have been paid in full. There are no written promises, understandings or commitments between Seller and any person or entity with respect to the foregoing which would be binding upon Purchaser other than those contained in the documents comprising the Leases listed in Schedule “1.5” hereof;

(E) all brokerage commissions and other compensation and fees payable by reason of the Leases (including, without limitation, any renewals or expansions) have been fully paid. There exists no exclusive or continuing leasing or brokerage agreements as to any premises in the Property;

(F) as of the Effective Date, no Tenant has paid any rent for any period of more than thirty (30) days in advance;

(G) each Tenant is now in possession of the premises leased to it under its Lease;

(H) Intentionally Omitted;

(I) no renewal, extension or expansion options have been granted to any Tenant, except as set forth in such Tenant’s Lease;

(J) Seller has the sole right to collect rent under each Lease and such right has not been assigned, pledged, hypothecated, or otherwise encumbered in any manner that will survive the Closing;

(K) Intentionally Omitted;

(L) except for any security deposits as shown on Schedule 1.5, there are no security deposits that have been deposited with Seller or otherwise chargeable to Seller’s account by any party under the Leases;

(M) no fact or circumstance exists which would entitle any Tenant to any free rent periods or rental abatements, concessions and other inducements for any period subsequent to Closing; and

(N) Intentionally Omitted.

8.1.6 Attached hereto as Schedule “1.8” is a list of all REAs and attached hereto as Schedule “1.10” is a list of all Contracts. All amounts due and payable under the REAs and Contracts have been paid and Seller has not received written notice of default under any of the REAs or any of the Contracts nor, to Seller’s knowledge, are any parties in default under any of the REAs or any of the Contracts.

8.1.7 There are no actions, suits or other proceedings by any person, firm, corporation, Tenant or by any Governmental Authority now pending or, to Seller’s knowledge, threatened against or affecting the Project or any part thereof, except those which are described on Schedule “8.1.7” nor, to Seller’s knowledge, are there any investigations pending or threatened against or affecting the Project by any Governmental Authority, except those which are described on Schedule “8.1.7”.

8.1.8 Intentionally Omitted.

8.1.9 Seller has no knowledge of any pending or threatened eminent domain proceedings affecting the Property, in whole or in part. Seller has not and will not, without the prior written consent of Purchaser, take any action before any Governmental Authority, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations.

8.1.10 To Seller’s knowledge, there are no persons having any rights or asserting any claims for occupancy or possession of the Property, except Seller, the Tenants, as tenants only under the Leases, and benefited parties under any easements of record, and no party has been granted by Seller any license, lease, or other right of possession of the Property, or any part thereof, except the Tenants under the Leases, benefited parties under any easement of record, and the benefitted party pursuant to a sanitary sewer easement that Seller has disclosed to Purchaser, as more particularly described in Section 25 below. The Lease Schedule sets forth a list of all subtenants and concessionaires of Tenants and assignees of Tenants known to or approved by Seller, if any.

8.1.11 Intentionally Omitted.

8.1.12 Intentionally Omitted.

8.1.13 Intentionally Omitted.

8.1.14 Intentionally Omitted.

8.1.15 All bills and claims for labor performed on behalf of Seller or any Tenants and materials furnished to Seller or any Tenants with respect to the Property for all periods prior to the Closing Date have been (or prior to the Closing Date will be) paid in full.

8.1.16 Intentionally Omitted.

8.1.17 Except as may be disclosed in the Property Information, Seller is not aware of and has not received any written notice from any Governmental Authority of the violation of any Environmental Laws (as hereinafter defined). “Environmental Laws” means all laws or regulations which relate to the manufacture, processing, distribution, use or storage of Hazardous Materials (as hereinafter defined). “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing.

8.1.18 Intentionally Omitted.

8.1.19 Intentionally Omitted.

8.1.20 Intentionally Omitted.

8.1.21 Except as may be provided in the Leases, there are no options to purchase or rights of first refusal affecting or relating to the Property or any portion thereof.

8.1.22 Intentionally Omitted.

8.1.23 Seller has not received any written notice that the Property is in violation in any material respect of any federal, state or local governmental order, regulation, statute, code or ordinance (including, without limitation, The Americans With Disabilities Act and zoning laws, regulations and ordinances) dealing with the ownership, use, construction, operation, safety or maintenance thereof. Seller has not received notice of any violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Property or any portion thereof. Notwithstanding the foregoing, Seller has brought to Purchaser’s attention the fact that the pylon sign along Loop 1604 has six sign panels instead of the five sign panels that are permitted by the Kohl’s REA.

8.1.24 To Seller’s knowledge, the Property Information delivered to Purchaser pursuant to Section 3.1 includes all of the materials in Seller’s possession related to the ownership and operation of the Property that are relevant and material to Purchaser’s inspections of the Property and its future operation.

As used in this Agreement, the term “Seller’s knowledge” means the current, actual knowledge (as opposed to constructive, deemed, or imputed knowledge) of Jodi Kirksey, without duty of investigation or inquiry, acting solely in her capacity as Director of Shopping Center Development, and not any other employee, officer, director, shareholder, or agent of Seller or any affiliate of Seller. Seller represents and warrants that Jodi Kirksey is the person within Seller’s organization having the most comprehensive knowledge of the matters set forth in this Section 8.1. Nothing herein shall impose any personal liability on Ms. Kirksey for the inaccuracy of any representation or warranty.

The representations and warranties of Seller in this Agreement are the sole representations and warranties of Seller with respect to the transaction contemplated by this Agreement. Seller makes no representation or warranty other than those expressly set forth herein and those made in the documents delivered at Closing.

8.2 Purchaser hereby warrants and represents for the sole, exclusive and limited benefit of Seller as of the Effective Date and as of the Closing, as follows:

(a) Purchaser is and will continue at all times to be until the Closing an entity, duly and validly existing in the state of its formation.

(b) The execution of this Agreement by Purchaser, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Purchaser, have been or will be, prior to the Closing, duly authorized by all requisite action on the part of Purchaser and this Agreement has been, and all documents to be delivered by Purchaser pursuant to this Agreement, will be, duly executed and delivered by Purchaser and is or will be, as the case may be, binding upon and enforceable against Purchaser in accordance with their respective terms;

(c) Neither the execution of this Agreement nor the carrying out by Purchaser of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Purchaser was organized and/or operates, or any applicable law, rule or regulation of any Governmental Authority, or of any instrument or agreement to which Purchaser is a party and no consent or approval of any third party is required for the execution of this Agreement by Purchaser or the carrying out by Purchaser of the transactions contemplated herein.

8.3 All of the representations and warranties set forth in Sections 8.1 and 8.2 shall survive the Closing; provided however, any claim for a violation or alleged violation thereof shall be asserted within nine (9) months following the Closing in a written notice giving reasonable details of the claims and, if not so asserted within such time, there shall be no further liability with respect thereto. The provisions of this Section 8.3 shall survive the Closing.

Section 9. Operation of Property Prior to Closing; Exclusivity.

9.1 From the Effective Date until the Closing or sooner termination of this Agreement, Seller covenants as follows: (a) Seller shall continue to operate the Project in the manner in which it presently operates the Project; (b) Seller will maintain the existing insurance covering the Property or if any of such policies is expiring such policies shall be replaced with new policies containing the same coverage; (c) Seller shall not place any mortgage or any other encumbrance, easement, covenant, condition, right-of-way or restriction on the Property, amend or modify any such instrument, or voluntarily take any other action that materially and adversely affects title to the Property as same exists on the Effective Date, and Seller will not remove any of the Fixtures unless it replaces the same with Fixtures of the same quality; (d) Seller will continue to maintain the Project in its present order and condition, make all necessary repairs and replacements thereto and deliver the Project at the Closing in substantially the same condition it is in on the Effective Date, reasonable wear and tear and damage by fire or other casualty excepted; (e) Seller will give prompt written notice to Purchaser of any fire or other casualty affecting the Property after the Effective Date; (f) Seller will deliver to Purchaser, promptly after receipt by Seller, a copy of (i) all current written default and other material notices to and from Tenants; (ii) all current written default and other material notices from the service providers under any Contracts; and (iii) all written notices of any violations issued to Seller by Governmental Authorities with respect to the Property and any other material notices received from any Governmental Authority with respect to the Property; (g) intentionally omitted; (h) Seller shall not alter, amend or become a party to any new Contract unless the Contract is terminable within thirty (30) days after the Closing of the Project and such termination can occur without penalty or other cost to Purchaser; (i) Seller shall not terminate any Lease; (j) Seller will not apply any security deposits held by Seller under any of the Leases; (k) Seller shall perform its obligations under all Leases, REAs and Contracts; (l) Seller shall not settle any condemnation claim or insurance casualty claim without Purchaser’s prior written consent not to be unreasonably withheld or delayed; and (m) Seller shall immediately notify Purchaser if Seller receives notice or knowledge of any information that would result in a misrepresentation under Section 8.1 hereof.

9.2 Seller covenants on or prior to the Closing to pay or satisfy all commissions or referral fees with respect to all Leases listed on Schedule “1.5” hereto. Seller shall also pay or satisfy any commission or referral fee with respect to any new Lease consented to in writing by Purchaser pursuant to the provisions of Section 9.3 hereof. The provisions of this Section shall survive Closing.

9.3 From the Effective Date until the Closing or sooner termination of this Agreement, Seller shall not enter into any new Lease without the prior written approval of Purchaser (which shall not be unreasonably withheld, delayed or conditioned) nor shall it amend, modify, extend or terminate any Lease or grant any rent abatement or concessions to existing tenants without the prior written approval of Purchaser (which shall not be unreasonably withheld, delayed or conditioned) unless such renewal of a Lease or amendment, modification or termination or rent abatement or concession is expressly provided for in an existing Lease as of the Effective Date and Seller provides Purchaser with written notice of its intent to amend, modify, extend or terminate such Lease. Seller shall notify Purchaser of any proposed amendment, modification or termination of a Lease or any proposed new Lease in writing, including the identity of the proposed tenant, together with a summary of the terms thereof in reasonable detail, and Purchaser shall notify Seller in writing within five (5) business days of receipt of its consent thereto or of any objections thereto together with the reasons therefor. In the event Purchaser shall not notify Seller whether or not Purchaser consents to any such amendment, modification or termination of a Lease or any such new Lease within five (5) business days following Purchaser’s receipt of Seller’s notification thereof, such amendment, modification or termination of a Lease or such new Lease shall be deemed approved by Purchaser. Between the Effective Date and Closing or the earlier termination of this Agreement, Seller will not consent to any request by a Tenant for permission to assign its Lease or sublet its leased premises (or any part thereof) to the extent Seller, as landlord, has the right to approve or consent to such assignment or subletting without obtaining Purchaser’s prior written consent thereto.

9.4 As of the Closing all unleased tenant spaces in the Center shall be in their “as-is,” raw shell condition.

9.5 From the Effective Date until the Closing or sooner termination of this Agreement, Seller agrees that neither Seller nor any agent, partner or subsidiary or affiliate of Seller shall be permitted to accept or entertain offers, negotiate, solicit interest or otherwise enter into discussions involving the sale, joint venture, financing, disposition or other transaction involving the Property.

Section 10 Conditions to Obligations to Close. The obligations of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions (“Purchaser’s Conditions”), any of which may be waived by Purchaser in its sole and absolute discretion:

10.1 The representations and warranties of Seller made herein shall be true and correct in all material respects, Seller shall have performed all covenants and agreements made herein and Seller shall have delivered to Purchaser all of the closing documents required pursuant to Section 11.1 hereof.

10.2 Purchaser’s receipt of the Required Tenant Executed Estoppels (as hereinafter defined).

10.3 Intentionally Omitted.

10.4 Delivery of possession of the Property to Purchaser subject only to the Permitted Exceptions and to the rights of Tenants under the Leases, as tenants only.

10.5 Intentionally Omitted.

10.6 As of the Closing Date, no Tenant shall have (a) filed a petition in bankruptcy, (b) been adjudicated insolvent or bankrupt, (c) petitioned a court for the appointment of any receiver of or trustee for it or any substantial part of its property, (d) commenced any proceeding under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (e) become the subject of an involuntary bankruptcy petition, (f) vacated its leased premises, or (g) had its Lease terminated. There shall not have been commenced and be pending against any Tenant any proceeding of the nature described in the first sentence of this subparagraph. No order for relief shall have been entered with respect to any Tenant under the Federal Bankruptcy Code.

10.7 If there are any existing management agreements and/or leasing agreements with respect to the Property, Seller shall deliver evidence of their termination.

In the event any of the Purchaser’s Conditions shall not be satisfied as of the Closing Date, Purchaser shall have the right at Purchaser’s sole discretion and without limiting any other right or remedy of Purchaser, (i) to adjourn the Closing Date for up to seven (7) days to allow Seller additional time to satisfy Purchaser’s Conditions, or (ii) to terminate this Agreement by giving written notice to Seller and receive a return of the Deposit and any amount owing under Section 16.2 hereof, whereupon neither party shall have any further rights or obligations hereunder except for any provisions of this Agreement that expressly survive termination.

Section 11. Closing Documents.

11.1 At the Closing, Seller shall deliver the following documents to the Title Company except for the Leases, Contracts and materials referred to in Section 11.1.18, as to which delivery at Closing shall be coordinated with Purchaser:

11.1.1 a special warranty deed in the form attached hereto as Exhibit “F” executed by Seller and acknowledged by a notary public, subject only to the Permitted Exceptions, reference to the “AS-IS” provision in this Agreement, and Grocery Restriction set forth in Section 6;

11.1.2 a certified schedule executed by Seller in the form of the Lease Schedule attached hereto as Schedule “1.5” updating and recertifying the information set forth in the Lease Schedule attached hereto as Schedule “1.5”;

11.1.3 assignments of Seller’s interest in all the Leases in the form of Exhibit “C-1” attached hereto and made a part hereof executed by Seller;

11.1.4 a notice to all Tenants advising them of the transfer of title to the Property in the form of Exhibit “C-2” attached hereto and made a part hereof executed by Seller;

11.1.5 bill of sale in the form of Exhibit “C-3” attached hereto and made a part hereof executed by Seller;

11.1.6 an assignment transferring Seller’s right, title and interest in and to Warranties, Approvals, Intangibles, and Development Materials, if any, in the form of Exhibit “C-4” attached hereto and made a part hereof executed by Seller;

11.1.7 a certificate in the form of Exhibit “C-5” attached hereto and made a part hereof executed by Seller;

11.1.8 a FIRPTA Affidavit executed by Seller stating that Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder);

11.1.9 an assignment of the Contracts (other than those that Purchaser has elected not to assume), in the form of Exhibit “C-6” attached hereto and made a part hereof executed by Seller;

11.1.10 a notice letter in the form of Exhibit “C-7” attached hereto and made a part hereof executed by Seller to each vendor under a Contract being assigned advising the vendor of the transfer of the Property and the assignment and assumption of the applicable Contracts;

11.1.11 an assignment executed by Seller and in recordable form of all of Seller’s right, title and interest in and to the REAs;

11.1.12 a closing statement setting forth the Purchase Price and all closing credits and adjustments expressly provided for in this Agreement (“Closing Statement”) executed by Seller;

11.1.13 such authorization documentation of each party comprising Seller and such other instruments and documents executed by Seller (including without limitation, an owner’s affidavit of debts, liens, alterations and improvements, possessory rights and actual possession) as shall be reasonably required by the Title Company to consummate this transaction;

11.1.14 such other instruments and documents which shall be necessary in connection with the transaction contemplated herein and which do not impose, create, or potentially create any liability or expense upon Seller not expressly required under this Agreement;

11.1.15 to the extent not previously delivered by Seller to Purchaser, the Tenant Executed Estoppels, the REA Estoppels and any other documents contemplated by Section 10; and

11.1.16 to the extent not previously delivered by Seller to Purchaser, all documents necessary to conduct 2011 Tenant reconciliations as described in Section 14 hereof including, without limitation, (a) a CAM reconciliation for the period from January 1, 2011 to the Closing Date, (b) all architectural and engineering plans and specifications relating to the Property in Seller’s possession or control, and (c) all original Leases and Contracts, Approvals, Warranties, and Development Materials. Seller’s obligation to provide the files and materials listed herein shall survive the Closing.

11.2 Seller shall diligently and in good faith endeavor to obtain and deliver to Purchaser no later than five (5) business days prior to the Closing estoppel certificates in the form of Exhibit “D-1” attached hereto and made a part hereof (or in such form as may be prescribed under any Lease or in the customary form used by any Tenant that is a national retailer, provided same are certified to Purchaser and its successors and assigns) with the information therein approved by Purchaser (“Estoppel Certificate”) duly executed by each of the Tenants of the Property dated within thirty (30) days of the Closing Date. Within five (5) business days after the Effective Date, Seller shall prepare Estoppel Certificates for each of the Tenants and shall submit same to Purchaser for its approval. Purchaser shall review the Estoppel Certificates provided by Seller and shall notify Seller in writing whether same are approved and, if not approved, shall set forth the corrections or changes required for any Estoppel Certificate to be approved by Purchaser, within three (3) business days of Seller’s submission of such Estoppel Certificates. Estoppel Certificates in the form approved by Purchaser executed by Tenants and that (1) are dated not more than thirty (30) days prior to the Closing Date, (2) have all blanks completed or marked not applicable, as appropriate, (3) have all exhibits completed and attached, as applicable, (4) do not indicate (x) any material discrepancy from the Property Information, (y) any Lease amendment, assignment or subletting that was not previously provided by Seller to Purchaser pursuant to Section 3.1 and which is not reasonably acceptable to Purchaser, or (z) any adverse claim or landlord default, and (5) if the Tenant’s obligations under the applicable Lease have been guaranteed by another person or entity, also cover such guaranty and are also signed by the guarantor(s) (items (1)-(5) being collectively referred to herein as the “Estoppel Requirements”) are herein referred to as the “Tenant Executed Estoppels”. In the event that Seller shall not have obtained Tenant Executed Estoppels from those Tenants listed on Exhibit “D-2” annexed hereto (collectively, the “Required Tenant Executed Estoppels”) by the Closing, Purchaser shall have the right to (i) terminate this Agreement by giving written notice of termination to Seller, whereupon the provisions of Section 3.3 hereof with respect to a termination shall apply, (ii) adjourn the Closing Date for a period not exceeding thirty (30) days to allow Seller additional time to obtain the Required Tenant Executed Estoppels, or (iii) waive such condition precedent and proceed to Closing. Seller agrees to forward any Tenant Executed Estoppels received by Seller after Closing from a Tenant to Purchaser within three (3) business days after Seller’s receipt of same. Additionally, Seller shall diligently and in good faith endeavor to obtain and deliver to Purchaser prior to the Closing executed estoppel certificates from the other parties to the REAs listed on Schedule “1.8” in the form of Exhibit “C-8” attached hereto and made a part hereof (the “REA Estoppels”). Purchaser hereby acknowledges and agrees that, so long as Seller has discharged diligent and good faith efforts to obtain the REA Estoppels, the failure to obtain such REA Estoppels prior to the Closing shall not constitute a breach or default by Seller and, in such event, Purchaser may either (i) terminate this Agreement, whereupon the provisions of Section 3.3 hereof with respect to a termination shall apply, or (ii) proceed to Closing notwithstanding such failure.

11.3 At the Closing, Purchaser shall deliver the following documents in addition to payment of the balance of the Purchase Price:

11.3.1 evidence reasonably satisfactory to Seller of Purchaser’s authority to execute and deliver this Agreement and the documents to be delivered by it pursuant thereto;

11.3.2 an instrument of assumption of all of Seller’s obligations under the Leases in the form of Exhibit “C-1” executed by Purchaser;

11.3.3 an instrument of assumption of all of Seller’s obligations under those Contracts being assumed by Purchaser, in the form of Exhibit “C-6” executed by Purchaser;

11.3.4 the Closing Statement executed by Purchaser;

11.3.5 a special warranty deed in the form attached hereto as Exhibit “F” executed by Purchaser to evidence acceptance of such deed subject to the terms and conditions thereof, and acknowledged by a notary public; and

11.3.6 such other instruments or documents which shall be necessary in connection with the transaction herein contemplated and which do not impose, create, or potentially create any liability or expense upon Purchaser not expressly required under this Agreement.

Section 12. Brokerage. Seller and Purchaser mutually represent and warrant to each other that there are no brokers, finders, or other parties that have been involved by them in this transaction except Mike Leonard of Edge Real Estate (“Broker”). Seller shall pay a commission to Broker with respect to the transaction contemplated herein pursuant to a separate written agreement between Seller and Broker, and Seller shall indemnify, defend and hold Purchaser harmless against any costs, claims or expenses, including reasonable attorneys’ fees, arising out of any claim by Broker for such commission. Seller and Purchaser shall indemnify, defend and hold harmless the other against any costs, claims or expenses, including reasonable attorneys’ fees, arising out of the breach of their respective representations and/or agreements hereunder. The provisions of this Section shall survive the Closing.

Section 13. Notices. All notices or other communications hereunder to either party shall be (i) in writing and shall be deemed to be given on the earlier to occur of (a) actual receipt or (b) the third business day after deposit of both the original and copy as provided below in a regularly maintained receptacle for the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as provided hereinafter, and (ii) addressed:

If to Purchaser:	c/o Cole Real Estate Investments
2555 East Camelback Road
Suite 400
Phoenix, Arizona 85016
Attention: Legal Department
Telephone: 602-778-8700
Facsimile Number: 480-449-7012

With a copy to:	Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren Street
Phoenix, AZ 85004
Attn: Kevin T. Lytle
Telephone: 602-382-6065
Facsimile Number: 602-382-6070

If to Seller:	HEB Grocery Company, LP
646 South Main Avenue
San Antonio, Texas 78204
Attention: Jodi Kirksey
Telephone: 210-938-8290
Facsimile Number: 210-938-7788

With a copy to:	Uhl, Fitzsimons & Jewett, PLLC
4040 Broadway, Suite 430
San Antonio, Texas 78209
Attn: Shelly C. Jewett
Telephone: 210-829-1660
Facsimile Number: 210-829-1641

Notices may also be given by overnight courier service, in which event, the notice shall be deemed delivered on the next business day. A notice given by facsimile is effective on the date it is sent even if the facsimile is not received by the recipient as long as the sender has evidence of attempts to send it to the correct number and also sends the notice by overnight courier.

Section 14. Prorations and Costs.

14.1 Prorations. Purchaser and Seller shall apportion as of 12:01 a.m. on the day of Closing, the items hereinafter set forth. Any errors or omissions in computing apportionments at Closing shall be promptly corrected. The obligations set forth in this Section 14 shall survive the Closing. The items to be adjusted are:

14.1.1 all city, state, county, school, ad valorem taxes and other assessments on the Property payable for the calendar year in which the Closing Date occurs that are not paid or required to be paid by Tenants. If the current tax bill has not been rendered by the date of the Closing, such assessments will be prorated between the parties based on the latest assessed valuation and tax rate and the proration adjusted when the tax bill for the year of Closing is rendered, at which time the party owing any amount based on the adjusted proration shall promptly make such payment to the other party. In calculating prorations, the parties shall allocate to Purchaser the amount of any taxes or assessments that accrue due to changes to the Property or leasing activities after Closing;

14.1.2 all base rent, percentage rent and additional rent and similar charges payable with respect to the month in which the Closing Date occurs. To the extent that Seller receives any base rent, percentage rent and/or other additional rent or other charges after the Closing, the same shall be immediately delivered to Purchaser to be applied in accordance with the terms of this Section 14.1.2. Any base rent, additional rent or other charges received from a Tenant after the Closing shall be applied in the following order of priority:

1. First, to any rents then owing for any calendar month or months following the calendar month in which the Closing occurred (but not prepaid more than one month in advance); and

2. Second, to the rents owing for the calendar month in which the Closing occurred; and

3. Third, to rents owing for any calendar month or months preceding the calendar month in which the Closing occurred until the Tenant, under the applicable Lease, is current.

For a period of one hundred and eighty (180) days after the Closing, Purchaser shall bill Tenants for all amounts due under their Leases accruing prior to the Closing (including, without limitation, base rent, additional rent, percentage rent or other Tenant charges for the year 2011) and shall use reasonable efforts to collect from Tenants any base rent, additional rent, percentage rent or other Tenant charges owing with respect to the period prior to the Closing. To the extent delinquent amounts for base rents, additional rents, percentage rents and other tenant charges for the period prior to the Closing (“Delinquent Rents”) are collected by Purchaser, subject to clauses 1, 2 and 3 above, such amounts, net of reasonable costs of collection, including, without limitation, reasonable attorneys’ fees, shall be paid to Seller no later than thirty (30) days following the date on which such amounts have been received by Purchaser or its agent. Purchaser shall not be obligated to expend any funds or commence legal proceedings to collect any Delinquent Rents. In no event shall Seller commence any legal proceedings against any Tenant after the Closing with respect to any Delinquent Rents.

At Closing, percentage rents shall be separately apportioned based on the percentage rents actually collected by Seller. Such apportionment shall be made separately for each Tenant who is obligated to pay percentage rent on the basis of the fiscal year set forth in the Tenant’s Lease for the determination and payment of percentage rent. Any percentage rent received from a Tenant after the Closing shall be applied as follows: (a) Purchaser shall be entitled to a prorata portion of such percentage rent payment based on the number of days within the applicable percentage rent fiscal year period that Purchaser owned the Project and (b) Seller shall be entitled to a prorata portion of such percentage rent payment based on the number of days within the applicable percentage rent period that Seller owned the Project.

No later than March 31, 2012 (the “Final Adjustment Date”), Seller and Purchaser shall make a final adjustment in accordance with the provisions of this Section 14.1 of percentage rent and other items of additional rents for which final adjustments or prorations could not be determined at the Closing, if any, because of the lack of actual statements, bills or invoices for the current period, the year end adjustment of common area maintenance, taxes and like items, the unavailability of final sales figures or amounts for percentage rent or any other reason. Except to the extent otherwise provided in Section 14.1.3, any net adjustment in favor of Purchaser or Seller is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made.

14.1.3 To the extent Tenants pay monthly estimates of common area maintenance charges, central plant charges, taxes and similar expenses (collectively, “Charges”) with an adjustment at the end of each fiscal year applicable to Charges, they shall be prorated in accordance with this Section. Until the adjustment described in this Section is made, all amounts received by Seller as interim payments of Charges before the Closing Date shall be retained by Seller, except that all interim payments received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Purchaser based upon the number of days in that month and the party receiving the interim payment shall remit to (if received on or after the Closing Date) or credit (if received before the Closing Date) the other party its proportionate share. All amounts received by Purchaser as interim payments of Charges on or after the Closing Date shall be retained by Purchaser until year-end adjustment and determination of Seller’s allocable share thereof except to the extent provided in Section 14.1.2 above. No later than the Final Adjustment Date, Seller’s allocable share of actual Charges for Leases in effect as of the Closing Date shall be determined by multiplying the total payments due from each Tenant for such fiscal year (the sum of estimated payments plus or minus year-end adjustments) by a fraction, the numerator of which is Seller’s actual cost of providing common area maintenance services and taxes (as the case may be) prior to the Closing Date (within that portion of the fiscal year prior to the Closing Date in which the applicable Lease is in effect), and the denominator of which is the cost of providing such services and paying such taxes for the entire fiscal year (or that portion of the fiscal year in which the applicable Lease is in effect). If, on the basis of amounts actually incurred and the estimated payments received by Seller, Seller has retained amounts in excess of its allocable share, it shall remit, within thirty (30) days after notice from Purchaser of the excess owed Purchaser, such excess to Purchaser. If, on the basis of the foregoing amounts, Seller has retained less than its allocable share (the “Seller Shortfall”), Purchaser shall use reasonable efforts for a period of ninety (90) days after the Final Adjustment Date to collect the Seller Shortfall from the Tenants of the Property and, to the extent collected by Purchaser, Purchaser shall promptly remit the Seller Shortfall, net of reasonable costs of collection, including without limitation, reasonable attorney’s fees, to Seller. Purchaser shall not be obligated to expend any funds or commence legal proceedings to collect any Seller Shortfall. In no event shall Seller commence any legal proceedings against any Tenant after the Closing with respect to any Seller Shortfall.

14.1.4 All other income and all operating expenses of the Project for the assumed Contracts and public utility charges and charges and/or payments under the REAs with respect to the Project shall be prorated at the Closing effective as of the Closing Date, and appropriate cash adjustments shall be made by Purchaser and Seller. Seller and Purchaser shall cooperate to arrange for final utility readings as close to the Closing Date as possible and the issuance of a final bill to Seller with Purchaser being designated the billing party in lieu of Seller for all utilities that may be in the name of Seller from and after the Closing Date. Notwithstanding anything herein to the contrary, the management agreement and leasing agreement, if any, for the Property shall be terminated as of the Closing date and there shall be no apportionment of any fees or charges thereunder.

14.1.5 At Closing, any prepaid rents and security deposits under the Leases (together with any interest accrued thereon) shall be transferred to Purchaser either directly or by way of a credit in favor of Purchaser.

14.1.6 If, at Closing, the Property or any part thereof shall have been affected by an assessment or assessments, which are or may become payable in annual installments, of which the first installment is then a charge or lien, then for the purposes of this Agreement, all the unpaid installments of any such assessment due and payable in calendar years prior to the year in which the Closing occurs shall be paid by Seller and all installments becoming due and payable after the Closing shall be assumed and paid by Purchaser, except, however, that any installments which are due and payable in the calendar year in which the Closing occurs shall be adjusted pro rata. However, if such an assessment or assessments shall be due in one lump sum payment, then to the extent such assessment(s) is for improvements in place as of the date of this Agreement, then such assessment(s) shall be paid by Seller but if such assessment(s) is for improvements to be made subsequent to the date of Closing, then the same shall be paid by Purchaser.

14.1.7 All unpaid tenant improvement costs or allowances, free rent periods or rental abatements, concessions and other inducements and all brokerage commissions relating to the Leases listed on Schedule “1.5” hereto, and any amounts owing by Seller pursuant to Section 9.2 hereof, shall be the obligation of Seller and shall be paid at Closing with evidence of payment delivered to Purchaser at Closing or Purchaser shall receive a credit against the Purchase Price for any such amount(s) not paid.

14.1.8 At Closing, Purchaser shall receive a credit against the Purchase Price for (i) amounts paid to Seller by Tenants, merchants and other associations for promotional funds, and other similar contributions or payments, and (ii) all funds held by Seller with respect to outstanding gift certificates.

14.1.9 Notwithstanding anything to the contrary within, with respect to the Phat Tran, dba Glamour Nail Spa Lease (the “Nail Lease”) only, at Closing Purchaser shall receive a credit for the amount of the monthly estimated tax rent actually paid by the Nail Lease Tenant to Seller for the calendar year 2011. There shall be no further proration of taxes with respect to the Nail Lease; Purchaser shall be entitled to collect all subsequent tax rent payments pursuant to the Nail Lease, and to reconcile the full year as provided therein, and Seller shall have no further rights or obligations with respect to taxes under the Nail Lease.

14.2 Purchaser’s Costs. Purchaser will pay:

14.2.1 The fees and disbursements of Purchaser’s counsel, inspecting architect, engineer, environmental consultant and other consultants, if any;

14.2.2 One-half (1/2) of any closing escrow fees of the Title Company;

14.2.3 Any costs relating to extended coverage under the Title Policy, including without limitation the “shortages in area” deletion;

14.2.4 Any costs relating to any financing obtained by Purchaser (including, without limitation, any mortgage taxes and any additional title premiums (in excess of what Seller is obligated to pay under Section 14.3.4) resulting from obtaining a loan title policy;

14.2.5 The cost of the Survey in excess of $5,000; and

14.2.6 If, and only if, Closing occurs, Purchaser shall credit Buyer an amount equal to the attorneys’ fees incurred by Seller to negotiate this Agreement; provided, however, such credit shall not exceed $10,000.00.

14.3 Seller’s Costs. Seller will pay:

14.3.1 The fees and disbursements of Seller’s counsel (subject to the credit described in Section 14.2.5 hereof);

14.3.2 One-half (1/2) of any closing escrow fees of the Title Company;

14.3.3 Up to $5,000 toward the cost of the Survey;

14.3.4 The cost of standard coverage under the Title Policy;

14.3.5 The cost of releasing all liens, judgments and other encumbrances that are to be released under this Agreement and of recording such releases; and

14.3.6 The cost to record the special warranty deed.

Section 15. Damage or Destruction Prior to Closing and Condemnation.

15.1 If prior to the Closing the Property is damaged or destroyed, but not materially damaged or destroyed, by fire or other casualty, Purchaser shall be required to perform this Agreement and shall be entitled to the property insurance proceeds payable with respect thereto, less sums applied to restoration of any improvements (the “Insurance Proceeds”) under the policies of property insurance maintained by Seller (the “Seller Policies”), a credit against the Purchase Price in the amount of any deductible under the Seller Policies, and assignment at Closing of all unpaid claims and rights of Seller under the Seller Policies. If the Property is materially damaged or destroyed by fire or other casualty, Purchaser may terminate this Agreement on written notice to Seller given within ten (10) business days after receiving notice of the occurrence of such fire or casualty. If Purchaser shall exercise such option to terminate, it shall be deemed that Purchaser terminated this Agreement pursuant to Section 3.3 and the rights of the parties shall be as set forth therein. If Purchaser does not exercise such option to terminate, this Agreement shall remain in full force and effect in accordance with its terms and Purchaser shall be entitled to the Insurance Proceeds, a credit against the Purchase Price in the amount of the deductible under the Seller Policies, and assignment at Closing of all unpaid claims and rights of Seller under the Seller Policies. For purposes hereof, the Project shall be deemed “materially damaged or destroyed” (i) if the reasonable estimated cost of restoration exceeds 10% of the Purchase Price, (ii) if such damage or destruction will entitle any Tenant to terminate its Lease or abate its rent in whole or in part, (iii) if the damage or destruction is not covered by Seller’s insurance or if such insurance is not for full replacement cost, or (iv) if Purchaser’s lender shall refuse to consummate the loan to Purchaser as a result of such damage or destruction.

15.2 In the event of any material taking or condemnation of the Property or any part thereof with respect to which written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded or all or any part of the Property is conveyed in lieu of condemnation between the Effective Date and the Closing, Purchaser shall have the right to terminate this Agreement in which event it shall be deemed that Purchaser terminated this Agreement pursuant to Section 3.3 hereof and the rights of the parties shall be as set forth therein. In the event Purchaser does not elect to terminate this Agreement, Seller shall assign to Purchaser, at the Closing, all of Seller’s rights, title and interest in and to any condemnation claim and/or award payable with respect to the Property or grant Purchaser a credit against the Purchase Price equal to the amount of any condemnation award paid to Seller.

Section 16. Remedies.

16.1 IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY PURCHASER HEREUNDER, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY FOR PURCHASER’S DEFAULT, SHALL RETAIN THE DEPOSIT, AS LIQUIDATED DAMAGES, THE PARTIES HAVING AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO PURCHASER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING SHALL BE DEEMED TO BE SELLER’S UNCONDITIONAL AND IRREVOCABLE ELECTION OF A REMEDY FOR A DEFAULT BY PURCHASER UNDER THIS AGREEMENT.

16.2 Subject to the provisions of the last sentence of this Section 16.2, if Seller shall default in its obligations under this Agreement for any reason other than Purchaser’s default or the failure of Purchaser to satisfy any of the conditions to Seller’s obligations herein, or if prior to Closing any of Seller’s representations or warranties becomes untrue resulting in a material and adverse effect on Seller or the Project, or if there is a failure of a condition precedent set forth in Section 10 which is within the reasonable control of Seller, the parties hereto agree that Purchaser’s sole and exclusive remedy shall be limited either (a) to the termination of this Agreement as set forth in Section 3.3 hereof, in which event Seller shall also reimburse Purchaser for Purchaser’s actual out-of-pocket costs and expenses in connection with its investigation of the Property and the transactions contemplated by this Agreement in an amount not to exceed $50,000, or (b) to specific performance of this Agreement.

16.3 Notwithstanding anything herein to the contrary, in the event that Seller willfully and intentionally defaults in its obligations under this Agreement for the intended purpose of preventing Purchaser from purchasing the Project, or if due to the voluntary and intentional acts of Seller specific performance is not a commercially reasonable available remedy, Purchaser shall have the right to pursue any remedy at law or in equity including, without limitation, a claim for money damages, provided that Seller’s total liability shall not exceed the fair market value of the Property. Prior to pursuing any remedy against Seller under the terms of this Section 16.3, Purchaser shall give Seller not less than ten (10) business days’ prior written notice and opportunity to cure the default.

16.4 The provisions of Sections 16.1, 16.2. and 16.3 hereof shall not limit any rights or remedies that either party may have against the other after the Closing with respect to those provisions of this Agreement that survive Closing or the documents delivered pursuant to Sections 11.1 and 11.3 hereof.

Section 17. Reporting Requirements. Purchaser and Seller shall each deposit such other instruments required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof, including, without limitation, an agreement designating the Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder, and executed by Seller, Purchaser and the Title Company, but in no event shall such instruments impose, create or potentially create any liability for Seller or Purchaser not expressly provided for herein. Such agreement shall comply with the requirements of Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

Section 18. Miscellaneous.

18.1 This Agreement constitutes the entire Agreement between the parties and supersedes any other previous agreement, oral or written, between the parties. This Agreement cannot be changed, modified, waived or terminated orally but only by an agreement in writing signed by the parties hereto. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, personal representatives and permitted successors and assigns provided that no assignment may be made by Purchaser except in accordance with the provisions hereof.

18.2 In the event of a default by either party hereto which becomes the subject of litigation, the losing party agrees to pay the reasonable legal fees of the prevailing party. For purposes of this Section, a party will be considered to be the “prevailing party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking. The provision of this Section shall survive the Closing or the termination of this Agreement.

18.3 This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same original, and the execution of separate counterparts by Purchaser and Seller shall bind Purchaser and Seller as if they had each executed the same counterpart.

18.4 This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas.

18.5 The headings used in this Agreement are for convenience only and do not constitute substantive matters to be considered in construing same.

18.6 The parties agree that neither this Agreement nor any memorandum or notice thereof shall be recorded.

18.7 This Agreement may be assigned by Purchaser, in whole or in part and with respect to all or certain portions of the Property, without the prior written consent of the Seller to an Affiliate of Purchaser, provided that Seller shall have received (i) no later than five (5) business days prior to the Closing Date written notice of the name of the assignee and style of its signature block, and (ii) no later than three (3) business days prior to the Closing Date an executed copy of each assignment and assumption instrument pursuant to which Purchaser assigns all of its right, title and interest in and to this Agreement to the assignee(s) (including all rights to the Deposit) and the assignee(s) assume and agree to be bound by all of the obligations of Purchaser under this Agreement. As used herein, “Affiliate” means any legal entity that is directly or indirectly through one or more intermediaries, controlled by or under common control with Purchaser. As used in this paragraph only, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies, whether through the ownership of voting securities, by contract, or otherwise. No assignment of this Agreement shall release Purchaser herein; provided, however, with respect to any assignment, if Closing occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after Closing. Any assignment of this Agreement by Purchaser to a party other than an Affiliate is effective only if approved in writing by Seller, such approval to be given or denied in Seller’s sole, but reasonable, discretion.

18.8 Submission of this form of Agreement for examination shall not bind Seller or Purchaser in any manner nor be construed as an offer to sell and no contract or obligations of Seller or Purchaser shall arise until this Agreement is executed by both Seller and Purchaser and delivery is made to each and the Deposit has been made by Purchaser.

18.9 Each of the parties agrees that upon request from the other party following the Closing and without further consideration, such party shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts or instruments as shall be reasonably requested by a party in order to effect or carryout the transactions contemplated herein provided same do not impose any obligations or liabilities upon the party not contemplated in this Agreement. The provisions of this Section 18.9 shall survive the Closing.

18.10 If the final date of any period set forth herein (including, but not limited to, the Closing Date) falls on a Saturday, Sunday or legal holiday under the laws of the State of Arizona, Texas, or the United States of America, the final date of such period shall be extended to the next day that is not a Saturday, Sunday or legal holiday. The term “days” as used herein shall mean calendar days, with the exception of “business days”, which term shall mean each day except for any Saturday, Sunday or legal holiday under the laws of the State of Arizona, Texas or the United States of America.

Section 19. Confidentiality. All Property Information provided by Seller or its agents and representatives to Purchaser with respect to the Property (“Confidential Information”) shall be treated as confidential information by Purchaser, using the same degree of care with respect to the Confidential Information as Purchaser employs with respect to its own proprietary or confidential information of like importance. Notwithstanding the foregoing, Purchaser may disclose Confidential Information (i) to its respective consultants, investors, lenders, appraisers, attorneys, accountants, advisers, and affiliates (collectively, “Related Parties”), provided the Purchaser shall advise each parties of the confidential nature of such information and that such parties are required to maintain the confidentiality thereof, and (ii) to the extent Purchaser is required to disclose the same pursuant to a court order, applicable laws or regulations or pursuant to a legal dispute between Purchaser and Seller. Purchaser and the Related Parties shall not be obligated to keep confidential any Confidential Information that (1) is already in the public domain, (2) is or becomes generally available to the public other than as a result of a disclosure by Purchaser, or (3) is or becomes available to Purchaser on a non-confidential basis from a source other than Seller who, to Purchaser’s knowledge, is not subject to a confidentiality agreement with, or other obligation of secrecy to, Seller prohibiting such disclosure. Purchaser agrees to indemnify and hold Seller harmless from and against any actual loss, injury, damage, claim, lien, cost or expenses, including attorneys’ fees reasonably and actually incurred, arising from a breach of the foregoing confidentiality agreement. Purchaser’s obligations under the foregoing provisions of this Section shall terminate on the earlier of (x) twelve months from the Effective Date, or (y) the Closing Date.

Except as required by applicable law, Seller agrees that it shall not publicize this transaction after the Closing without the prior written approval of Purchaser. This provision shall survive Closing.

Section 20. Indemnity. Purchaser shall indemnify, hold harmless and defend Seller, Seller’s affiliates, the partners, members, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Seller relating to any alleged events, acts or omissions occurring with respect to the Property from and after the Closing Date. Seller shall indemnify, hold harmless and defend Purchaser, Purchaser’s affiliates, the partners, members, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Indemnified Parties”) from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Purchaser relating to any alleged events, acts or omissions occurring with respect to the Property prior to the Closing Date. The provisions of this Section shall survive Closing.

Section 21. No Waiver. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

Section 22. SEC S-X 3-14 Audit. In order to enable Purchaser to comply with reporting requirements, Seller agrees to provide Purchaser and its representatives information sufficient for Purchaser to comply with SEC Rule 3-14 of Regulation S-X, including Seller’s most current financial statements relating to the financial operation of the Property for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request, support for certain operating revenues and expenses specific to the Property. Seller understands that certain of such financial information may be included in filings required to be made by Purchaser with the U.S. Securities and Exchange Commission. This Section 22 shall survive Closing for a period of one (1) year.

Section 23. Tax-Deferred Exchange

23.1 If Purchaser requests, Seller shall cooperate with Purchaser in effecting Purchaser’s exchange under §1031 of the Code pursuant to which Purchaser will acquire the Property; provided, however, (i) the exchange shall be at no expense to Seller; (ii) the exchange shall not delay the Closing for transfer of the Property; and (iii) Seller shall not be required to acquire title to any proposed exchange properties or to incur any liability to accommodate Purchaser’s exchange. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all claims, demands, costs and expenses which Seller may sustain or incur resulting from the consummation of the transfer of the Property as a §1031 exchange rather than a sale.

23.2 If Seller requests, Purchaser shall cooperate with Seller in effecting Seller’s exchange under §1031 of the Code pursuant to which Seller will sell the Property; provided, however, (i) the exchange shall be at no expense to Purchaser; (ii) the exchange shall not delay the Closing for transfer of the Property; and (iii) Purchaser shall not be required to acquire title to any proposed exchange properties or to incur any liability to accommodate Seller’s exchange. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all claims, demands, costs and expenses which Purchaser may sustain or incur resulting from the consummation of the transfer of the Property as a §1031 exchange rather than a sale.

Section 24. Time of Essence. Time is of the essence of this Contract.

Section 25. Special Provisions. The following provisions in this Section 25 shall survive Closing and recordation of the deed:

25.1 Seller owns an undeveloped tract of land along Loop 1604 adjacent to the Property and labeled “Others” on the site plan attached hereto as Exhibit “A-1” (the “1604 Parcel”). The 1604 Parcel is under contract for sale to Potranco QUC LLC, a Texas limited liability company (“QUC”). Attached hereto as Exhibit “G” is an Easement Agreement for Sanitary Sewer Line (“Easement Agreement”) that Seller is obligated to enter into upon the closing of the sale of the 1604 Parcel, which closing the parties anticipate will occur before the Closing Date under this Agreement. As reflected in Exhibit “G”, the sewer easement crosses that portion of the Property that is leased to McDonald’s. Seller shall not agree to any material changes to the Sewer Easement without prior notice to Purchaser. Seller shall deliver a file-stamped copy of the recorded Sewer Easement to Purchaser promptly upon receipt thereof. McDonald’s has consented to such Easement Agreement as set forth in that certain letter of July 25, 2011, attached hereto as Schedule 25.1 (the “McDonald’s Consent”). Seller hereby covenants and agrees that, in connection with the construction of the sanitary sewer easement line contemplated by this Section 25.1, all conditions set forth in the McDonald’s Consent shall be satisfied in all material respects and all requirements set forth in the McDonald’s Consent shall be complied with in all material respects. Seller shall indemnify, defend and hold Purchaser harmless from and against all Claims asserted against Purchaser within three (3) months of completion of construction of the sewer line arising from any breach of the foregoing covenant.

25.2. A multi-tenant pylon sign (the “1604 Pylon”) is situated on the Property in the location shown on Exhibit “H” attached hereto and incorporated herein. In connection with the sale of the 1604 Parcel to QUC, Seller is obligated to grant the use of a sign panel on the 1604 Pylon to QUC pursuant to a Pylon Sign Agreement substantially in the form attached hereto and incorporated herein as Exhibit “I”. Seller shall not agree to any material changes to the Pylon Sign Agreement without prior notice to Purchaser. Seller shall deliver a file-stamped copy of the recorded Pylon Sign Agreement to Purchaser promptly upon receipt thereof.

25.3 As of the date of the Effective Date, Seller has sign panels installed on the 1604 Pylon advertising the HEB store that is located in the development next to the Property. Purchaser agrees to grant to Seller at Closing the right to continued use of the top position on the 1604 Pylon pursuant to the agreement attached hereto as Exhibit “J”.

Section 26. Statutory Notifications.

26.1 If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 50 of the Texas Water Code requires Seller to deliver and the Purchaser to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fee of the district prior to final execution of this Contract.

26.2 If the Property adjoins or shares a common boundary with the tidally influenced submerged lands of the state, Section 33.135 of the Texas Natural Resources Code, requires a notice regarding coastal area property to be included in the Contract.

26.3 If the Property is located outside the limits of a municipality, the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.

26.4 If a transportation pipeline, including a pipeline for the transportation of natural gas, natural gas liquids, synthetic gas, liquefied petroleum gas, petroleum or a petroleum product or hazardous substance, is located on or within the Property, Seller shall give Purchaser statutory notice regarding such pipeline(s) as required by Section 5.010 of the Texas Property Code.

26.5 If for the current ad valorem tax year the taxable value of the Property that is the subject of this Contract is determined by a special appraisal method that allows for appraisal of the Property at less than its market value, the person to whom the Property is transferred may not be allowed to qualify the Property for that special appraisal in a subsequent tax year and the Property may then be appraised at its full market value. The taxable value of the Property and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the Property is located.

[signatures on following page]

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

	SELLER:	PURCHASER:

	HEB GROCERY COMPANY, LP, a Texas limited partnership	SERIES C, LLC, an Arizona limited liability company

By:	/s/ Todd A. Piland	By:	/s/ Todd J. Weiss
	Todd A. Piland		Todd J. Weiss
	Executive Vice President		Authorized Officer
Date:	9/1/11	Date:	9/1/11